UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2016

Hines Global REIT, Inc.
__________________________________
Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2016, Hines Global REIT 100/140 Fourth Ave LLC (the “Seller”), a wholly-owned subsidiary of Hines Global REIT Properties LP, which is a subsidiary of Hines Global REIT, Inc. (“Hines Global” or the “Company”), entered into a contract with GI TC Seattle, LLC (the “Purchaser”), to sell Komo Plaza (the “Contract”). Komo Plaza is a mixed-use two-building complex located in Seattle, Washington. The Purchaser is not affiliated with Hines Global or its affiliates.

The net contract sales price for Komo Plaza is expected to be approximately $276.0 million in aggregate, exclusive of transaction costs and closing prorations. On November 16, 2016, the Purchaser funded an earnest money deposit in the sum of $12.0 million. The Purchaser may be entitled to a return of its earnest money deposit if the Contract is terminated under certain conditions, pursuant to the terms of the Contract. Hines Global expects the closing of this sale to occur in December 2016, subject to a number of closing conditions. However, under certain circumstances, the Purchaser may extend the closing date one or more times to a date no later than 45 days after the scheduled closing date. There is no guarantee that this sale will be consummated.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that the closing conditions might not be satisfied, the risk associated with the possibility that the Purchaser may determine not to close on the acquisition, and other risks described in the “Risk Factors” section of Hines Global’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by Hines Global’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

November 21, 2016	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer